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                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE

For:   Evans Bancorp, Inc.                   Contact:  Mark DeBacker, Treasurer
       14-16 North Main Street               Phone:    (716) 549-1000
       Angola, New York  14006               Fax:      (716) 549-0720

           EVANS BANCORP ANNOUNCES SPECIAL FIVE PERCENT STOCK DIVIDEND

ANGOLA, N.Y.- SEPTEMBER 18, 2003 - Evans Bancorp, Inc. (Nasdaq: EVBN) announced that its Board of Directors has declared a special five percent stock dividend with one additional share to be distributed for every twenty shares held of outstanding EVBN common stock. Fractional shares will be paid in cash. The special stock dividend will be distributed on December 1, 2003 to shareholders of record as of October 14, 2003.

President and CEO James Tilley stated, "This special stock dividend reflects our intention to return value to our shareholders based on the strong performance of the Company to date in 2003. The distribution date also coincides with the anticipated opening of our ninth branch location in Lancaster, New York, in December 2003. This new branch reflects our strategy to continue to grow our franchise and to improve shareholder value."

Currently, Evans Bancorp has approximately 2.3 million shares outstanding. After the special five percent stock dividend distribution, there will be approximately 2.4 million shares outstanding.

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with eight branches located in Western New York, which had approximately $331.9 million in assets and approximately $273.6 million in deposits at June 30, 2003. Evans National Bank also owns M&W Agency, Inc., a retail property and casualty insurance agency with ten offices in Western New York, and ENB Associates, Inc. which provides non-deposit investment products. Evans Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol EVBN.

This press release includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission. Forward looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.